Exhibit 1


                      TRANSACTION IN SHARES OF THE COMPANY

                     The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved purchases of Shares on the NASDAQ National Market.


 Reporting Person
   With Direct                                                  Price Per
    Beneficial              Date of        Number of         Share (Excluding
    Ownership             Transaction        Shares            Commission)
    ---------             -----------        ------            -----------

    Kingsley                01/03/01          61,146               $3.625

    Greenbelt               01/03/01         165,000               $3.625